Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rimini Street, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-222104, No. 333-233181, and No. 333-241025) on Form S-8, (No. 333-223471) on Form S-8/S-3, and (No. 333-228320, No. 333-228322, and No. 333-232484) on Form S-3 of Rimini Street, Inc. of our report dated March 3, 2021, except for the restatement as to the effectiveness of internal control over financial reporting for the material weakness related to accounting for its GP Sponsor Private Placement Warrants, as to which the date is May 10, 2021, with respect to the consolidated balance sheets of Rimini Street, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive income (loss), stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 10-K of Rimini Street, Inc.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2020, dated March 3, 2021, except for the restatement as to the effectiveness of internal control over financial reporting for the material weakness related to accounting for its GP Sponsor Private Placement Warrants, as to which the date is May 10, 2021, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2020, because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains and explanatory paragraph that states a material weakness was identified due to ineffective controls over sufficiently assessing changes related to the de-SPAC transaction that could impact the system of internal control relating to improperly applying the accounting guidance for the Company's GP Sponsor Private Placement Warrants.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases as of January 1, 2020 due to the adoption of the Financial Accounting Standards Board’s Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Santa Clara, California
May 10, 2021